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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 11-K
                                 CURRENT REPORT



                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997



                          DATE OF REPORT: JUNE 26, 1998



                               PRIMARK CORPORATION
             (Exact name of registrant as specified in its charter)

                                     1-8260
                            (Commission File Number)

                           MICHIGAN                                              38-2383282
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)

        1000 WINTER STREET, SUITE 4300N, WALTHAM, MA                               02154
          (Address of principal executive offices)                               (Zip Code)

                                  781-466-6611
              (Registrant's telephone number, including area code)

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EXHIBITS

  Exhibit
   Number      Description
  -------      -----------

      1 Primark Corporation Savings and Stock Ownership Plan (Formerly Primark Corporation Employee Stock Ownership Plan), Financial Statements for the Years Ended December 31, 1997 and 1996 and Supplemental Schedule as of December 31, 1997 and Independent Auditors' Report.

      2        Consent of Deloitte & Touche








                                    SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                            Primark Corporation Savings and Stock Ownership Plan
                            ----------------------------------------------------
                                                (Name of Plan)

Date: June 26, 1998                         By: /s/ Stephen H. Curran
                                                -----------------------------
                                                      Stephen H. Curran
                                                Executive Vice President and
                                                   Chief Financial Officer
                                                (Principal Financial Officer)